Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands Announces Fourth Quarter and Full Year 2019 Results

LOUISVILLE, KY. (February 26, 2020) - Turning Point Brands (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Results at a Glance

Fiscal Year Ending December 31, 2019
(Comparisons vs. same period year-ago)

✔	Net sales increased 8.8% to $362.0 million;
✔	Gross profit decreased 4.1% to $136.7 million as a result of certain restructuring expenses;
✔	Net income decreased $11.5 million to $13.8 million primarily as a result of $24.7 million of fourth quarter restructuring costs;
✔	Adjusted EBITDA increased $2.7 million to $67.3 million (see Schedule A for a reconciliation to net income); and
✔	Diluted EPS of $0.69 and Adjusted Diluted EPS of $1.86 as compared to $1.28 and $1.79 in the year-ago period, respectively (see Schedule C for a reconciliation to Diluted EPS)

Fourth Quarter 2019
(Comparisons vs. same period year-ago)

✔	Net sales decreased 14.9% to $80.2 million;
✔	Gross profit decreased 68.3% to $12.3 million as a result of certain restructuring expenses;
✔	Net income decreased $17.2 million to a net loss of $12.3 million primarily as a result of $24.7 million of fourth quarter restructuring costs;
✔	Adjusted EBITDA decreased 17.3% to $14.2 million (see Schedule A for a reconciliation to net income); and
✔	Diluted EPS of $(0.62) and Adjusted Diluted EPS of $0.41 as compared to $0.25 and $0.51 in the year-ago period, respectively (see Schedule C for a reconciliation to Diluted EPS)

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

“We entered 2019 with strong momentum across the board. However, in late summer, negative media headlines began to impact the vaping market resulting in a sustained and dramatic business disruption in both the third and fourth quarters. We reacted quickly, consolidating the vaping business and cutting company-wide headcount by more than 10%.  Fourth quarter 2019 was a solid quarter for our core tobacco segment and an important transition period for our NewGen segment,” said Larry Wexler, President and CEO.

“As part of our previously announced review of strategic alternatives on third-party vaping, we restructured our operations into one system closing two offices, shut down unprofitable dropship and third-party resellers, consolidated four warehouses into one and continued to eliminate underperforming stores and deemphasize retail operations. We have stabilized the vaping business at smaller, but still profitable levels. We will continue to evaluate the business as we progress through the PMTA process.”

“Our ambition continues to focus on creating value for our shareholders by delivering quality products to satisfy the evolving preferences of consumers in the actives market. In 2020, we expect to continue growing market share and driving operating leverage in MST, expanding Zig-Zag in the alternatives space and further enhancing our product pipeline at Nu-X. Additionally, we look forward to potentially significant upside as the FDA PMTA process provides a sizeable opportunity as the industry consolidates.”

Recent Events

On December 23, 2019, TPB announced it had executed a binding letter of intent with BAT’s Canadian subsidiary, our Canadian partner and distributor of Zig-Zag rolling papers (“BAT Canada”).  The newly executed agreement provides the foundation for accelerated success in the dynamic Canadian marketplace with the ability to complement the traditional Direct-Store-Delivery network of BAT Canada with supplemental distribution in the alternative channels space, including dispensaries, through our recently established partnership with ReCreation Marketing.  Our first Zig-Zag papers purchase order from ReCreation Marketing was received in February 2020.

On February 25, the TPB board of directors approved a $50 million share repurchase authorization, which is intended for opportunistic execution based upon a variety of factors including market conditions.  The program will be subject to the ongoing discretion of the board. “The new share repurchase authorization demonstrates our commitment to allocate capital in a manner that maximizes total shareholder return,” said Wexler.

The board increased the dividend approximately 11% and declared a quarterly dividend of $0.05 per common share.  The dividend will be paid on April 10, 2020, to shareholders of record on the close of business March 20, 2020.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Since the SG&A reduction plan we announced in November, the company has executed approximately $7 million of run-rate cost savings out of the $8 - $10 million committed. TPB expects to reach the target range by the end of the second quarter. TPB ended the year with $95 million of cash on the balance sheet and $141 million of available liquidity dedicated to capital deployment. The company continues to actively engage in potential acquisition discussions with multiple candidates. There can be no guarantee that these discussions will result in any transactions.

Smokeless Products Segment (31% of total net sales in the quarter)

For the fourth quarter, Smokeless products net sales increased 8.0% to $25.0 million on continuing double-digit volume growth of Stoker’s MST, partially offset by declining sales in chewing tobacco. MST represented 54% of Smokeless revenues in the quarter, up from 48% a year earlier. In the quarter, total Smokeless segment volume increased 6.5% and price/mix advanced 1.5%.

For the full year 2019, Smokeless product net sales increased 11.0% to a record $99.9 million.  For the year, total Smokeless volume increased 7.3% and price/mix advanced 3.7%.

“Stoker’s MST gains continue to be powered by consumer enthusiasm in existing stores and broadened availability in higher velocity chains, producing yet another record share.  Cans continue to create a tailwind for tubs which more fully binds the consumer to the brand,” said Graham Purdy, Chief Operating Officer.

For the quarter, Smokeless segment gross profit increased 5.1% to $12.6 million.  Segment gross margin contracted 140 basis points to 50.2%, driven primarily by higher promotional support levels.

For the year 2019, segment gross profit increased 12.4% to $52.3 million, while gross margins expanded 70 basis points to 52.3%.

Smoking Products Segment (34% of total net sales in the quarter)

Fourth quarter net sales of Smoking products increased 1.9% from year-ago to $27.6 million. Fourth quarter Smoking products volume decreased 0.6% while price/mix increased 2.5%.

For the full year 2019, Smoking products net sales decreased $2.8 million to $108.7 million, principally due to the previously discussed Canadian papers disruption and a $2.4 million erosion in Cigars / MYO / Pipe.  For the year, total Smoking segment volumes decreased 4.9% and price/mix increased 2.4%.

Zig-Zag cones continue to grow from expanded distribution and increased market share in stores selling. At the end of the quarter Zig-Zag cones were available in approximately 22,000 retail outlets and, according to MSAi, had captured a double-digit market share.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

“We are especially encouraged with the continued progress on our new introductions, where the latest MSAi data indicates we have the number one hemp product and have already captured greater than 20% of the measured cones market,” said Purdy.

For the quarter, Smoking products gross profit increased 12.0% to $15.5 million as compared to year-ago with gross margin expanding 500 basis points to 56.3%.

For the year 2019, Smoking segment gross profit increased 4.1% to $59.4 million, while gross margin expanded 340 basis points to 54.6%.

NewGen (New Generation) Products Segment (35% of total net sales in the quarter)

For the fourth quarter, NewGen segment net sales contracted 37.3% to $27.6 million as a result of consolidation of operations and the previously discussed disruption in the vapor market. Fourth quarter net sales results include $1.5 million of contra revenues related to forecasted returns. CBD, Solace and other Nu-X products continued to grow in the quarter.

For the year 2019, NewGen net sales increased 16.9% to $153.4 million.

“The vape disruption drove profitability of the NewGen segment negative starting in September, which continued through November when we restructured the business. We have fully addressed the obsolete inventory issue associated with the accelerated PMTA timing and newly announced flavor regulation.  We simultaneously initiated a methodical restructuring effort to provide a clean runway for renewed growth. We have shrunk the vape business down to a flexible and profitable size as the industry consolidates due to the PMTA,” said Purdy.

NewGen gross profit in the quarter was impacted by $23.2 million of related write-offs and reserves primarily associated with the vape disruption. For the full year 2019, NewGen gross profit decreased $13.9 million to $25.1 million as a result of the vape disruption and certain one-time write-down and write-off expenses associated with our NewGen restructuring. Fourth quarter 2019 and full year 2019 NewGen results include $2.7 million and $9.3 million of tariff expense, respectively.

Other Events and Performance Measures in the Fourth Quarter

The fourth quarter had notable non-recurring impacts:
•	$24.7 million in corporate and vape restructuring reserves consisting of vapor inventory reserves, severance and location closure costs;
•	$2.5 million of Nu-X launch costs as compared to $0.6 million in year-ago launch costs;

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	$1.9 million in FDA PMTA expenses as compared to $0.0 million a year-ago;
•	$0.2 million of transaction expenses, principally related to the Solace and ReCreation Marketing transactions as compared to $1.7 million a year-ago for transaction and strategic expenses;
•	$4.9 million non-cash gain related to restructuring of post retirement plan; and
•	$2.0 million non-cash mark-to-market gain related to our investment in Canadian American Standard Hemp (“CASH”) which completed a fundraising round in the fourth quarter;

The effective tax rate for the quarter and the year was 28.7% and 12.9%, respectively. Excluding the vapor and corporate restructuring charges, the effective tax rate for the year would have been approximately 20.0%.

Total debt at December 31, 2019 was $284.2 million.  Net debt at December 31, 2019 was $188.9 million.  Net debt at December 31, 2019 to rolling twelve months Adjusted EBITDA was 2.8x (see Schedule B for a reconciliation).

Pre-Market Tobacco Application Process

In a series of regulatory and legal developments throughout 2019, the Pre-Market Tobacco Application Process (“PMTA”) has been pulled forward from May 2022 to May 2020. TPB has been working diligently for the past few years to prepare product filings to meet the requirements of the PMTA process.

Due to the compressed nature of the process and the significant scientific testing, pharmacology and social science needed, we expect to spend a total of $15-$18 million dollars (inclusive of $2.2 million spent in 2019) to submit filings in four different product classes for more than 300 different SKUs. The timing of the associated expenses will be heavily weighted towards first and second quarter 2020. On February 4, 2020, we amended our credit facility to carve-out PMTA expenses from the Adjusted EBITDA calculation.

2020 Outlook

Absent any acquisitions, the company projects 2020 net sales to be $338 to $353 million. We project 2020 Adjusted EBITDA of $69 to $75 million. Our projections assume no upside from the PMTA process in 2020.

Stock compensation and non-cash incentive expense in 2020 is projected to be $3.3 million.

Cash interest expense is projected to be $11-$12 million and GAAP interest expense includes $7 million of debt discount amortization amount equal to the fair value of the equity components over the expected life of the 2024 convertible notes.

The company expects the 2020 effective income tax rate to be 21-23%.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Capital expenditures for 2020 are anticipated to be approximately $4.0 million.

Net Sales for the first quarter 2020 are expected to be $82 million to $86 million.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Wednesday, February 26, 2020.  Investment community participants should dial in ten minutes ahead of time using the toll-free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site three hours following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products and adult consumer alternatives. TPB, through its focus brands generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure. TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	our business may be damaged by events outside of our suppliers’ control, such as the impact of epidemics (e.g., coronavirus), political upheavals, or natural disasters;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	our products are subject to developing and unpredictable regulation, for example, current court action moving forward certain substantial Pre Market Tobacco Application obligations;
•	some of our products contain nicotine which is considered to be a highly addictive substance;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of certain substances contained in some of our products;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contact:

Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Financial Statements Follow:

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended December 31,
	2019	2018
Net sales	$80,222	$94,291
Cost of sales	67,939	55,547
Gross profit	12,283	38,744
Selling, general, and administrative expenses	30,432	27,761
Operating income (loss)	(18,149)	10,983
Interest expense, net	6,109	4,008
Investment income	(2,121)	(96)
Net periodic income, excluding service cost	(4,927)	(45)
Income (loss) before income taxes	(17,210)	7,116
Income tax expense (benefit)	(4,945)	2,132
Consolidated net income (loss)	$(12,265)	$4,984

Basic income (loss) per common share:
Consolidated net income (loss)	$(0.62)	$0.25
Diluted income (loss) per common share:
Consolidated net income (loss)	$(0.62)	$0.25
Weighted average common shares outstanding:
Basic	19,666,336	19,550,002
Diluted	19,666,336	20,040,428

Supplemental disclosures of statement of income information:
Excise tax expense	$4,668	$4,789
FDA fees	$156	$156

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	For the year ended December 31,
	2019	2018
Net sales	$361,989	$332,683
Cost of sales	225,243	190,124
Gross profit	136,746	142,559
Selling, general, and administrative expenses	109,887	94,075
Operating income	26,859	48,484
Interest expense, net	17,342	14,819
Investment income	(2,648)	(424)
Loss on extinguishment of debt	1,308	2,384
Net periodic benefit (income), excluding service cost	(4,961)	131
Income before income taxes	15,818	31,574
Income tax expense	2,044	6,285
Consolidated net income	$13,774	$25,289

Basic income per common share:
Consolidated net income	$0.70	$1.31
Diluted income per common share:
Consolidated net income	$0.69	$1.28
Weighted average common shares outstanding:
Basic	19,627,093	19,355,607
Diluted	20,037,540	19,827,562

Supplemental disclosures of statement of income information:
Excise tax expense	$20,252	$19,835
FDA fees	$602	$586

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

	December 31,
ASSETS	2019	2018
Current assets:
Cash	$95,250	$3,306
Accounts receivable, net of allowances of $280 in 2019 and $42 in 2018	6,906	2,617
Inventories	70,979	91,237
Other current assets	16,115	14,694
Total current assets	189,250	111,854
Property, plant, and equipment, net	13,816	10,589
Right of use assets	12,130	-
Deferred financing costs, net	890	870
Goodwill	154,282	145,939
Other intangible assets, net	33,469	35,339
Master Settlement Agreement (MSA) escrow deposits	32,074	30,550
Other assets	10,673	4,236
Total assets	$446,584	$339,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,126	$6,841
Accrued liabilities	26,520	22,925
Current portion of long-term debt	15,240	8,000
Revolving credit facility	-	26,000
Total current liabilities	55,886	63,766
Notes payable and long-term debt	268,950	186,715
Deferred income taxes	1,572	2,291
Postretirement benefits	-	3,096
Lease liabilities	11,067	-
Other long-term liabilities	2,523	886
Total liabilities	339,998	256,754

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares - 19,680,673 at December 31, 2019, and 19,553,857 at December 31, 2018	197	196
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	125,469	110,466
Accumulated other comprehensive loss	(3,773)	(2,536)
Accumulated deficit	(15,307)	(25,503)
Total stockholders' equity	106,586	82,623
Total liabilities and stockholders' equity	$446,584	$339,377

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Consolidated net income	$13,774	$25,289
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	1,308	2,384
Loss on disposal of property, plant, and equipment	7	-
Impairment loss	301	-
Gain on postretirement plan termination	(4,915)	-
Gain on investments	(2,000)	-
Depreciation expense	2,638	2,105
Amortization of other intangible assets	1,451	1,005
Amortization of debt discount and deferred financing costs	4,365	951
Deferred income taxes	(4,219)	2,565
Stock compensation expense	3,629	1,411
Noncash lease expense	357	-
Changes in operating assets and liabilities:
Accounts receivable	(3,464)	824
Inventories	21,036	(20,650)
Other current assets	(1,196)	(5,097)
Other assets	(2,864)	75
Accounts payable	6,608	2,523
Accrued postretirement liabilities	(168)	(97)
Accrued liabilities and other	1,147	(198)
Net cash provided by operating activities	37,795	13,090

Cash flows from investing activities:
Capital expenditures	$(4,815)	$(2,267)
Restricted cash, MSA escrow deposits	29,718	(1,241)
Acquisitions, net of cash acquired	(7,704)	(19,161)
Proceeds on the sale of property, plant and equipment	123	-
Payments for investments	(1,421)	(2,000)
Issuance of note receivable	-	(6,500)
Repayment of note receivable	-	6,500
Net cash (used in) provided for by investing activities	15,901	(24,669)

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	For the Year Ended December 31,
	2019	2018
Cash flows from financing activities:
Proceeds from 2018 first lien term loan	$-	$160,000
Payments of 2018 first lien term loan	(8,000)	(6,000)
Proceeds from 2018 second lien term loan	-	40,000
Payments of 2018 second lien term loan	(40,000)	-
Proceeds from 2018 revolving credit facility	-	26,000
Payments of 2018 revolving credit facility	(26,000)	-
Proceeds from Convertible Senior Notes	172,500	-
Payments for call options	(20,528)	-
Payment of dividends	(3,531)	(2,318)
Payments of 2017 first lien term loan	-	(140,613)
Payments of 2017 second lien term loan	-	(55,000)
Proceeds from (payments of) 2017 revolving credit facility, net	-	(8,000)
Payments of VaporBeast Note Payable	-	(2,000)
Proceeds from release of restricted funds	-	1,107
Payments of financing costs	(7,117)	(3,286)
Exercise of options	738	833
Payment to terminate acquired capital lease	-	(170)
Surrender of restricted stock	(84)	-
Redemption of options	(12)	(623)
Net cash provided by financing activities	$67,966	$9,930

Net increase (decrease) in cash	$121,662	$(1,649)

Cash, beginning of period:
Unrestricted	$3,306	$2,607
Restricted	2,356	4,704
Total cash at beginning of period	$5,662	$7,311

Unrestricted	$95,250	$3,306
Restricted	32,074	2,356
Total cash at end of period	$127,324	$5,662

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Adjusted Operating Income” as operating income excluding depreciation, amortization, LIFO, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA Adjusted diluted EPS and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended December 31,
	2019	2018
Consolidated net income (loss)	$(12,265)	$4,984
Add:
Interest expense, net	6,109	4,008
Income tax expense (benefit)	(4,945)	2,132
Depreciation expense	783	509
Amortization expense	372	449
EBITDA	$(9,946)	$12,082
Components of Adjusted EBITDA
Other (a)	385	(103)
Stock options, restricted stock, and incentives expense (b)	1,399	354
Transactional expenses and strategic initiatives (c)	197	1,727
New product launch costs (d)	2,494	608
FDA PMTA (e)	1,912	-
Corporate and vapor restructuring (f)	17,795	2,542
Adjusted EBITDA	$14,236	$17,210

(a)  Represents LIFO adjustment, non-cash pension/postretirement expense (income) and foreign exchange hedging.
(b)  Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs.
(c)  Represents the fees incurred for transaction expenses and strategic initiatives.
(d)  Represents product launch costs of our new product lines.
(e) Represents costs associated with applications related to the FDA PMTA.
(f) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves.

15
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	For the Year Ended December 31,
	2019	2018
Consolidated net income	$13,774	$25,289
Add:
Interest expense, net	17,342	14,819
Loss on extinguishment of debt	1,308	2,384
Income tax expense	2,044	6,285
Depreciation expense	2,638	2,105
Amortization expense	1,451	1,006
EBITDA	$38,557	$51,888
Components of Adjusted EBITDA
Other (a)	360	366
Stock options, restricted stock, and incentives expense (b)	4,626	1,410
Transactional expenses and strategic initiatives (c)	1,764	4,482
New product launch costs (d)	6,185	1,835
FDA PMTA (e)	2,153	-
Corporate and vapor restructuring (f)	19,214	4,629
Vendor settlement (g)	(5,522)	-
Adjusted EBITDA	$67,337	$64,610

(a)  Represents LIFO adjustment, non-cash pension/ postretirement expense (income) and foreign exchange hedging.
(b)  Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs.
(c)  Represents the fees incurred for transaction expenses and strategic initiatives.
(d)  Represents product launch costs of our new product lines.
(e) Represents costs associated with applications related to the FDA PMTA.
(f) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves.
(g) Represents net gain associated with the settlement of a vendor contract.

16
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	December 31,
	2019		2018

Cash	$95,250		$3,306

Total Debt	$284,190		$220,715

Net Debt	$188,940		$217,409

Leverage Ratio (a)	2.8	x	3.3	x

(a) Leverage ratio is calculated by net debt / adjusted EBITDA.

Schedule C

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS

(dollars in thousands except share data)	Three Months Ended
	December 31,
	2019	2018
GAAP EPS	$(0.62)	$0.25
Other (a)	$0.01	(0.00)
Stock options, restricted stock, and incentives expense (b)	$0.05	0.01
Transactional expenses and strategic initiatives (c)	$0.01	0.06
New product launch costs (d)	$0.09	0.02
FDA PMTA (e)	$0.07	-
Corporate and vapor restructuring (f)	$0.64	0.09
Amortization of debt discount (g)	$0.10	-
Impact of quarterly tax items to effective tax rate	$0.06	0.08
Adjusted diluted EPS	$0.41	$0.51

(a) Represents LIFO adjustment, non-cash pension/ postretirement expense (income) and foreign exchange hedging reporting tax effected at the quarterly effective tax rate.
(b)  Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs tax effected at the quarterly effective tax rate.
(c)  Represents the fees incurred for transaction expenses and strategic initiatives tax effected at the quarterly effective tax rate.
(d)  Represents product launch costs of our new product lines tax effected at the quarterly effective tax rate.
(e) Represents costs associated with applications related to the FDA PMTA tax effected at the quarterly effective tax rate.
(f) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves tax effected at the quarterly effective tax rate.
(g) Represents amortization of debt discount tax effected at the quarterly effective tax rate.

17
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)	For the Year Ended
	December 31,
	2019	2018
GAAP EPS	$0.69	$1.28
Other (a)	0.02	0.01
Stock options, restricted stock, and incentives expense (b)	0.20	0.06
Transactional expenses and strategic initiatives (c)	0.08	0.18
New product launch costs (d)	0.27	0.07
FDA PMTA (e)	0.09	-
Corporate and vapor restructuring (f)	0.83	0.19
Amortization of debt discount (g)	0.13	-
Vendor settlement (h)	(0.24)	-
Impact of quarterly tax items to effective tax rate	(0.21)	0.00
Adjusted diluted EPS	$1.86	$1.79

(a) Represents LIFO adjustment, non-cash pension/ postretirement expense (income) and foreign exchange hedging reporting tax effected at the YTD effective tax rate.
(b)  Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs tax effected at the YTD effective tax rate.
(c)  Represents the fees incurred for transaction expenses and strategic initiatives tax effected at the YTD effective tax rate.
(d)  Represents product launch costs of our new product lines tax effected at the YTD effective tax rate.
(e) Represents costs associated with applications related to the FDA PMTA tax effected at the YTD effective tax rate.
(f) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves tax effected at the YTD effective tax rate.
(g) Represents amortization of debt discount tax effected at the YTD effective tax rate.
(h) Represents net gain associated with the settlement of a vendor contract tax effected at the YTD effective tax rate.

Schedule D

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)

	Consolidated		Smokeless		Smoking		NewGen
	4th Quarter	4th Quarter	4th Quarter	4th Quarter	4th Quarter	4th Quarter	4th Quarter	4th Quarter
	2019	2018	2019	2018	2019	2018	2019	2018

Net sales	$80,222	$94,291	$24,987	$23,131	$27,629	$27,104	$27,606	$44,056

Gross profit	$12,283	$38,744	$12,554	$11,944	$15,545	$13,885	$(15,816)	$12,915
Adjustments:
LIFO adjustment	371	(86)	343	(93)	28	7	-	-
New product launch costs	1,198	151	-	29	-	122	1,198	-
Corporate and vapor restructuring	23,030	2,194	-	72	(152)	773	23,182	1,349

Adjusted gross profit	$36,882	$41,003	$12,897	$11,952	$15,421	$14,787	$8,564	$14,264

Operating income	$(18,149)	$10,983	$8,156	$7,650	$11,807	$10,233	$(29,685)	$1,279
Adjustments:
LIFO adjustment	371	(86)	343	(93)	28	7	-	-
Foreign exchange hedging	-	1	-	-	-	1	-	-
Transaction costs	197	1,727	-	-	-	-	-	-
New product launch costs	2,494	608	-	187	-	159	2,494	262
FDA PMTA	1,912	-	-	-	-	-	-	-
Corporate and vapor restructuring	17,795	2,542	-	159	(147)	850	24,730	1,533
Adjusted operating income	$4,620	$15,775	$8,499	$7,903	$11,688	$11,250	$(2,461)	$3,074

18
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238